As filed with the Securities and Exchange Commission on July 30, 2026

Registration statement No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LASER PHOTONICS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	3690	84-3628771
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

250 Technology Park

Lake Mary, FL 32746

(407) 804-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ann Tewari, Interim President

Ralph Venegas, Acting CFO

250 Technology Park

Lake Mary, FL 32746

(407) 804-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ernest M. Stern, Esq.

CM Law LLP

1701 Pennsylvania Ave., N.W.

Suite. 200

Washington, D. C. 20006

(202) 580-6500

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

This Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 30, 2026

Up to 800,000 Shares of Common Stock Underlying the Series A-7 Warrants

Up to 4,257,144 Shares of Common Stock Underlying the Series A-8 Warrants

Up to 234,058 Shares of Common Stock Underlying the Placement Agent Warrants

LASER PHOTONICS CORPORATION

This prospectus relates to the offer and resale by the selling stockholders (the “Selling Stockholders”) identified herein of an aggregate of up to 5,234,144 shares (the “Shares”), of common stock, par value $0.001 per share (“Common Stock”), of Laser Photonics Corporation (the “Company”, “we”, “us” or “our”), that consists of (a) an aggregate of 5,057,144 shares of Common Stock underlying the Series A-7 and Series A-8 Warrants issued under the terms of a July 16, 2026, warrant inducement agreement (the “Warrant Inducement Agreement”) among the Company and certain existing warrant holders (the “Common Warrants”) and (b) an aggregate of 234,058 shares of Common Stock that are issuable upon exercise of certain placement agent warrants (the “Placement Agent Warrants”) issued to designees (or their assignees) of H.C. Wainwright & Co., LLC, the placement agent in connection with the Warrant Inducement Agreement transaction (“Wainwright” or the “Placement Agent”), pursuant to an engagement letter between us and Wainwright, in connection with the Warrant Inducement Agreement, and warrants issued to designees (or their assignees) of Wainwright in connection with the Notes (as such term is defined elsewhere in this prospectus). The Common Warrants and the Placement Agent Warrants collectively referred to as the “Warrants”.

The Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 10.

The Selling Stockholders, or their respective transferees, pledgees, assignees, donees or other successors-in-interest, will sell the Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the Shares offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Shares in the section titled “Plan of Distribution” on page 16.

We are registering the Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of the Shares by the Selling Shareholders, we may receive cash proceeds equal to the total exercise price of the Common Warrants and the Placement Agent Warrants to the extent that the Common Warrants or Placement Agent Warrants are exercised for cash. However, we cannot predict when and in what amounts or if the Warrants will be exercised for cash, and it is possible that the Warrants may expire and never be exercised or be exercised, if at all, only on a cashless basis, in which each case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

The Warrants offered hereby will have an exercise price of $0.975 per share and will be exercisable upon issuance of the Series A-7 and A-8 warrants (the “Initial Exercise Date”). The Series A-7 warrants will expire five years after the effective date of this registration statement, and the Series A-8 warrants will expire 24 months after the effective date of this registration statement. The exercise price and number of shares of our Common Stock issuable under the Common Warrants and Placement Agent Warrants are subject to customary adjustments as described in the Common Warrants and Placement Agent Warrants.

Our Common Stock trades on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LASE”. On July 28, 2026, the last reported sales price of our Common Stock was $0.96 per share.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, we have elected to comply with reduced reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______ __, 2026

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 5,234,144 Shares issuable upon the exercise of the Series A-7 and Series A-8 Warrants and Placement Agent Warrants issued in connection with the Warrant Inducement Agreement. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission, or the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to “Laser Photonics”, the “Company”, “we”, “our” or “us” refer to Laser Photonics Corporation, a Delaware corporation.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any amendment and the information incorporated by reference into this prospectus, including the sections entitled “Risk Factors”, contain “forward-looking statements” within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). These forward-looking statements include, without limitation: statements regarding new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of our management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or our management’s good faith belief as of that time with respect to future events. Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements due to a number of factors including, but not limited to, those set forth under the heading “Risk Factors” in this prospectus, as well as other risks discussed in documents that we file with the SEC.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should review our subsequent reports filed with the SEC described in the sections of this prospectus and the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “Laser Photonics,” “we,” “us,” and “our” refer to Laser Photonics Corporation.

Company Overview

We were formed as a Wyoming corporation on November 8, 2019. We changed our domicile to Delaware on March 5, 2021. We are a vertically integrated manufacturing company for photonics-based industrial products and solutions and, since recently acquiring the assets of Control Micro Systems, Inc. (“CMS”), have now expanded the market for our laser products into the large, growing pharmaceutical manufacturing vertical, in what we believe is a recession-resistant sector with significant barriers to entry.

We are pioneering a new generation of laser blasting technologies focused on disrupting the sandblasting and abrasives blasting markets. We offer a full portfolio of integrated laser blasting solutions for corrosion control, rust removal, de-coating, pre-welding and post-welding, laser cleaning and surface conditioning. Our solutions span use cases throughout product lifecycles, from product fabrication to maintenance and repair, as well as aftermarket operations. Our laser blasting solutions are applicable in most industries dealing with materials processing, including automotive, aerospace, healthcare, consumer products, shipbuilding, heavy industry, machine manufacturing, nuclear maintenance and de-commissioning and surface coating.

Our vertically integrated operations allow us to reduce development and advanced laser equipment manufacturing time, offer better prices, control quality and protect our proprietary know-how and technology compared to other laser cleaning companies and companies with competing technologies.

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We initiated our sales efforts in December 2019. For the year ended December 31, 2025, we generated sales of $8.3 million, compared to $3.4 million for the year ended December 31, 2024. Total net sales for the first quarter of 2026 were $0.9 million, as compared to $2.3 million in the same year-ago quarter. The decrease was primarily attributable to lower equipment deliveries during the period and the timing of customer purchasing decisions, project execution schedules, and revenue recognition milestones. We are strategically positioned to drive growth and innovation in the laser technology market by targeting three key customer segments: government entities, Fortune 1000 companies, and medium/small businesses. Each of these segments presents unique opportunities and challenges, and our business model is designed to cater specifically to the needs and growth potential within each category.

For government entities, we provide highly specialized laser solutions that meet stringent regulatory and performance standards. This segment benefits from our expertise in delivering reliable, durable, and laser systems for various applications, from defense and aerospace to public infrastructure projects. Working with government clients not only solidifies our reputation as a trusted provider of advanced laser technology but also paves the way for new contracts and collaborative projects. One of our current projects is the Laser Shield Anti-Drone System (“LSAD”), a joint development with our affiliate, Fonon Drone Shield Solutions, Inc., to create a laser defense system to serve as an immediate response defense system for addressing the threat of small-scale unmanned aerial systems in conflict zones and expeditionary locations. We successfully completed a test of the LSAD prototype at our Orlando facility and were selected by the U.S. Department of War under the MEIA “Vulcan” Call for Solutions as a top submission in the Counter-C5ISR-T category and invited to a technical exchange with government engineers. LSAD was also showcased at Special Operations Forces (SOF) Week 2026 and the Capitol Hill Defense Outlook Summit, generating strong engagement across multiple Program Executive Offices. In addition, together with Fonon Technologies, we introduced a family of DefenseTech laser systems for military maintenance, repair and overhaul (MRO) and logistics — including the Missile Laser Rust Inhibitor (MLRI), portable Marlin laser cleaners, the Blaster Cabinet 4020, and a compact marking laser — and demonstrated successful validation of its DefenseTech laser cleaning systems in a defense MRO environment.

Fortune 1000 companies represent another critical segment, where our laser technology can significantly enhance operational efficiency, precision, and productivity. By addressing the unique challenges of large-scale industrial applications, we position ourselves as an essential partner in the innovation strategies of these corporations. Our advanced laser solutions help these clients stay competitive and maintain high-quality standards, driving repeat business and fostering long-term partnerships.

We have expanded commercial momentum, including entry into medical device manufacturing. New orders spanned pharmaceutical, medical device, energy, and industrial markets, including a $0.25 million custom laser-drilling system order from Johnson & Johnson marking the Company’s entry into medical device manufacturing, a $0.5 million order from a U.S. power utility, a $0.5 million CMS laser system for a medical device manufacturer, an OEM-customized marking system for a European industrial project, and a repeat CleanTech® deployment with Cummins.

Medium and small businesses constitute the third pivotal segment of our customer base. Recognizing the distinct needs and constraints of this market, we launched the Service Partner Network (SPN). This initiative is designed to empower medium and small businesses by providing them access to mobile demonstration units, enabling them to experience the advantages of our laser technology firsthand. The SPN serves a dual purpose: it facilitates immediate equipment sales and acts as a catalyst for demonstrating the practical benefits and capabilities of our products.

Through the SPN, we also support entrepreneurs looking to start their own mobile laser cleaning or rental service businesses. Our marketing team plays a crucial role in this ecosystem by generating and distributing leads to SPN members for a fee, thereby creating a continuous revenue stream. This collaborative approach not only bolsters the success of our SPN partners but also promotes sustained long-term revenue growth for us.

By strategically targeting these three customer segments and leveraging the SPN to enhance our market penetration and product visibility, we believe we are well-positioned for robust growth. Our comprehensive business model not only enhances customer engagement and satisfaction across diverse markets but also solidifies our standing as an innovative leader in the laser technology industry.

We market our products globally through our direct sales force which is located in the United States.

Recent Developments

On October 18, 2023, we entered into a license agreement with an affiliated company, Fonon Technologies, Inc., which is majority-owned by ICT Investments, for an exclusive, worldwide, non-transferable license for high power turbo piercing (“Cold Cutting”) laser cutting technology and any improvements to such technology to allow us to manufacture, sell, export and import products incorporating such technology in return for our paying a license fee of $350,000 in cash and a one-time grant of 1,000,000 restricted shares of our Common Stock to ICT Investments.

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ICT Investments, LLC (“ICT” or “ICT Investments”) currently owns approximately 9% of the outstanding shares of our Common Stock, Fonon Drone Shield Solutions, Inc., an affiliate of ICT Investments, currently owns approximately 6.3% of the outstanding shares of our Common Stock, Fonon Quantum Technologies owns approximately 6.3% of the outstanding shares of our Common Stock and Fonon Technologies owns approximately 2% of the outstanding shares of our Common Stock and collectively are our majority stockholders. Dmitriy Nikitin has significant voting power for all matters that are submitted to a vote of the Company’s shareholders since he currently owns approximately 24% of the outstanding voting shares of the Company’s common stock through his ownership of all membership interests of ICT Investments which is the controlling entity of Fonon Drone Shield Solutions, Inc., Fonon Quantum Technologies and Fonon Technologies, Inc. On May 21, 2024, we entered into a license agreement with Fonon Drone Shield Solutions, Inc. to receive an exclusive, worldwide, sublicensable license to its laser material processing equipment and technology, including all applications of laser cutting, marking, engraving, laser welding, brazing, ablation, laser drilling, semiconductor chip marking, semiconductor and flat panel display laser processing equipment, all other laser material processing equipment documented or existing in a form of know-how and/or trade secrets in return for 3,000,000 restricted shares of our Common Stock. Through our affiliation with ICT Investments, its portfolio companies and its customers, we have access to more than 1,500 high profile Fortune 5000 customer prospects as well as recognition as a global leader in manufacturing premium laser equipment. In addition, through the expertise and reputation of our officers, board members and advisors, we have the foundation of our technologically advanced, disruptive laser systems specifically suited for most material processes with specific cleaning requirements and challenges.

On October 30, 2024, we entered into an Asset Purchase Agreement with CMS, a laser company located in Orlando, Florida, that designs and builds turnkey laser material processing systems for marking, cutting, drilling and welding. CMS allows us to expand into the pharmaceutical market for controlled-release medications that is expanding rapidly, driven by the growing need for more effective and patient-friendly drug delivery systems. Controlled-release tablets, which gradually release medication over time, require precision manufacturing techniques to ensure the proper dosage and timing of active ingredient release. Laser technology plays a critical role in creating micro-drilled apertures in these tablets, ensuring accurate and consistent drug release. We believe that there is a significant opportunity to unlock CMS’s growth potential by integrating it into our existing sales and marketing infrastructure, enhancing customer engagement and expanding our market reach to maximize revenues from current customers and attract new clients.

With global pharmaceutical companies focusing on enhancing drug delivery mechanisms, we expect the demand for laser-based solutions like those provided by CMS to rise. We believe that CMS’ experience in supplying laser systems to pharmaceutical companies, coupled with our sales and marketing expertise, positions us to take full advantage of this growing market segment. We acquired all business assets of CMS, including its intellectual property and its existing workforce, including engineers and customer support personnel, that we believe will add significant value to the acquired CMS assets.

On February 10, 2025, we entered into a Lease Termination Agreement with 2701 Maitland Building Associates, LLC, the Landlord of Suite 125 containing approximately 7,981 rentable square feet that we had leased from November 7, 2022 through December 31, 2025, at a base monthly rent of $14,818.06 (“Suite 125”). In light of our entering into a long-term lease at 250 Technology Park. Lake Mary, Florida 32746 on July 1, 2024, we determined that it did not need Suite 125 for its future growth and, since it could not sublet this space, we entered into the Lease Termination Agreement to reduce our lease expense. Under the terms of the Lease Termination Agreement, we agreed to pay a monthly termination fee of $14,912.14 base rent plus operating expenses for five months, saving us approximately $80,000 in lease payments for 2025.

On July 7, 2025, we and our subsidiary, Control Micro Systems Florida, LLC, entered into a Business Loan and Security Agreement with Agile Capital and Agile Lending under which we received a term loan in the principal amount of $2,100,000 with total interest of $924,000 (the “Loan”) to be repaid through weekly principal and interest payments of $94,500 commencing July 16, 2025, and ending February 18, 2026, subject to payment of a $100,000 administrative agent fee paid to Agile Capital.

On August 5, 2025, we entered into an Asset Purchase Agreement with Fonon Quantum Technologies, Inc., an affiliate of ICT Investments, to acquire the assets of Beamer Laser, a company that manufactures IR fiber laser marking systems that provide standard, engineered and inline 1064nm IR laser marking solutions for a variety of industries used in tracking and traceability to serialization, 2D codes and decorative marking. We believe that the acquisition of these assets will be of substantial financial benefit in terms of its future sales given the importance of Beamer Laser’s standard industrial marking solutions and modular design to allow for smooth integration into manufacturing workflows, its U.S.-based manufacturing capabilities that should help us mitigate supply chain issues and tariffs to ensure better control over manufacturing quality, lead times and costs and with Beamer Laser’s established customer base, which includes Fortune 100 companies in aerospace, defense and pharmaceuticals, provide us with new growth opportunities for our other laser technology products.

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On August 28, 2025, we closed a convertible note financing with Hudson Global Ventures, LLC (“Hudson Global”). In connection with this financing, we entered into a Securities Purchase Agreement (the “SPA”) with Hudson Global requiring that we (i) issue 418,000 shares of our Common Stock as commitment shares, (ii) issue a warrant for 157,258 shares of our Common Stock at a conversion price of $4.34 per share subject to customary adjustments for fundamental corporate actions such as mergers, reverse splits and stock dividends, that is exercisable for five years or that we must earlier pay the Event of Default Black Scholes Value as that term is defined in the warrant if our Common Stock is deemed “penny Stock” under SEC Rule 240.3a51-1, and (iii) issue a 12 month secured convertible promissory note in the principal amount of $455,000 (the “Hudson Convertible Note”) bearing annual interest of 12% to be repaid through monthly amortization payments of $45,818 and that is convertible into shares of our Common Stock at a fixed price of $4.34 per share, subject to customary adjustments for fundamental corporate actions such as mergers, reverse splits and stock dividends, that can be prepaid within the first 60 days from August 27, 2025, without any penalty and after 60 days from August 27, 2025, at a payment of 118% of the accrued and unpaid interest and unpaid principal of the Hudson Convertible Note. Under the terms of the SPA, Hudson Global has piggyback rights for the conversion shares underlying the warrant and the Hudson Convertible Note as well as for the commitment shares.

On September 2, 2025, we entered into an agreement to exchange certain outstanding warrants issued in the August 2024 PIPE financing (the “Exchange Agreement”). These warrants, which had an exercise price of $4.34 per share and included a full ratchet anti-dilution provision, entitled holders to purchase up to an aggregate of 0.8 million shares of our Common Stock. In exchange for relinquishing these warrants, the warrant holders received unrestricted shares of our Common Stock equal to 400% of the number of shares of our Common Stock issuable upon exercise of the warrants that for all warrant holders results in an aggregate of 3.2 million unrestricted shares of our Common Stock. We agreed, subject to customary exceptions, for a period of 30 days starting on September 3, 2025, not to issue any shares of our Common Stock nor to file any registration statement or any amendment or supplement to any existing registration statement. We also issued to Wainwright (or its designees), the placement agent facilitating the Exchange Agreement, warrants to purchase an aggregate of up to 56,000 shares of our restricted Common Stock that are exercisable for five years at $5.0250 per share, subject to customary adjustments, including for stock splits, stock dividends, rights offerings and fundamental transactions such as a merger resulting in a change of control.

On September 12, 2025, we issued to four investors certain unsecured promissory notes (the “Notes”) under the terms of a Note Purchase Agreement (the “NPA”). The Notes were (i) in the total principal amount of $2,111,111.12 with an Original Issuance Discount (“OID”) equal to 10% that resulted in the Company receiving net proceeds of $1,129,400 following deductions for expenses, including an 8% placement agency fee and 1% non-accountable allowance paid to RBW Capital Partners LLC (“RBW”), a division of Dawson James Securities, Inc., under the terms of a Placement Agency Agreement dated September 5, 2025, between the Company and RBW, and repayment of principal and accrued and unpaid interest of $509,600 owed to Hudson Global Ventures, LLC (“Hudson Global”) under a convertible note in the principal amount of $455,000 issued under the term of a Securities Purchase Agreement dated August 27, 2025, (ii) due the earlier of three (3) months from the dates of the Notes which were all September 12, 2025, or in the event of a prior subsequent financing by the Company, the Notes at the option of the holder had to be repaid in full or, if applicable, were exchangeable into the consideration in the subsequent offering, (iii) subject to a payment in the event of a default of 120% of the unpaid principal amount, accrued interest and all other amounts owing under the Notes, which amount increases by 5% every 30 days following the date of the event of default until the Notes were paid in full (the “Mandatory Default Amount”) and (iv) limited to prepayment only upon a change of control of the Company subject to payment of the Mandatory Default Amount. The principal amount of the Notes and the default interest due under the terms of the Notes were repaid through the proceeds of an S-1 financing led by Wainwright that was declared effective on February 6, 2026.

On September 22, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which we agreed to issue and sell to the Investors in a private placement (i) 1,373,630 shares of Common Stock at a price of $3.64 per Share, (ii) Series A warrants to purchase up to 1,373,630 shares of Common Stock and (iii) Series B warrants to purchase up to 1,373,630 shares of Common Stock for total aggregate gross proceeds of approximately $4 million. The offering closed on September 30, 2025. The Series A Warrants have an exercise price of $3.40 per share, are exercisable upon issuance (the “Initial Exercise Date”), and expire five years following the effective date of the resale registration statement on Form S-1 that we filed under the terms of a registration rights agreement in connection with the Purchase Agreement. The Series B Warrants have an exercise price of $3.40 per share, are exercisable commencing on the Initial Exercise Date and expire eighteen months following the effective date of the resale registration statement. Wainwright acted as the exclusive placement agent for the issuance and sale of these securities. The Company agreed to pay Wainwright a cash fee equal to 7.0% of the gross proceeds received by the Company from this offering and issued to Wainwright (or its designees) warrants to purchase up to 153,212 shares of Common Stock at an exercise price per share of $4.55, which are exercisable commencing upon issuance and a have term of five years after effective date of resale registration statement.

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On February 9, 2026, we conducted a public offering of an aggregate of (i) 7,142,858 shares (the “Shares”) of our common stock, par value $0.001 per share (the “Common Stock”), at an offering price per Share and associated Warrants of $0.70, (ii) five year Series A-1 Common Stock purchase warrants (the “Series A-1 Warrants”) to purchase up to 7,142,858 shares of Common Stock at an exercise price of $0.70 per share, and (iii) twenty-four month Series A-2 Common Stock purchase warrants (the “Series A-2 Warrants”, and, collectively with the Series A-1 Warrants, the “Warrants”) to purchase up to 7,142,858 shares of Common Stock at an exercise price of $0.70 per share, for aggregate gross proceeds of $5,000,000.60. In connection with the closing, the Company issued to Wainwright (or its designees) warrants to purchase up to an aggregate of 500,000 shares of Common Stock at an exercise price of $0.875 per share, which are exercisable immediately upon issuance and have a termination date of February 6, 2031. Additionally, in connection with a note financing conducted by the Company in September 2025, the Company paid Wainwright a cash fee equal to $147,777.78 and issued to Wainwright (or its designees) warrants to purchase up to an aggregate of 57,058 shares of Common Stock at an exercise price of $3.2375 per share, which are exercisable immediately upon issuance and have a termination date of February 6, 2031. The net proceeds received by the Company after deducting commissions, fees, legal expenses, and payment of the cash fee to Wainwright, was $4,121,273.

On March 15, 2026, we entered into a warrant inducement agreement with the holders of existing Series A and Series B warrants to purchase up to 1,373,630 shares of our Common Stock (the “Existing Warrants”) at an original exercise price of $3.40 per share as set forth in the Company’s S-1 registration statement (Registration No. 333-290875) declared effective on December 31, 2025. We offered as an inducement to these warrant holders for exercising the Existing Warrants in cash, a reduced exercise price of $1.08 per share, our issuance of replacement warrants to these warrant holders through the issuance of Series A-3 warrants to purchase up to an aggregate of 1,373,630 shares of our Common Stock and Series A-4 warrants to purchase up to an aggregate of 1,373,630 shares our Common Stock that have similar terms with the Series A and Series B warrants, other than a current exercise price of $1.08 per share and the terms discussed below. The Series A-3 and Series A-4 warrants are exercisable upon the approval date by our shareholders for the issuance of the shares underlying the warrants (the “Initial Exercise Date”). The Series A-3 warrants will expire five years after the later of (i) the Initial Exercise Date and (ii) the effective date of the S-1 registration statement that the Company filed to register the shares of common stock underlying the Series A-3 and Series A-4 warrants that was declared effective by the SEC on May 4, 2026 (the “Effective Date”), and the Series A-4 warrants will expire eighteen months after the later of (a) the Initial Exercise Date and (b) the Effective Date. We face a cash penalty as provided in the warrant inducement agreement for a failure to meet the required dates for filing the S-1 registration statement and it being declared effective by the SEC as discussed below. The number of Series A warrants and Series B warrants to be exercised for cash are subject to beneficial ownership limitations of either 4.99% or 9.99% at the election of the Series A and Series B warrant holders. To the extent that the beneficial ownership limitations apply, the balance of any issuance of free trading shares of the Company’s common stock will be held in abeyance until notice from the warrant holder that the balance (or portion thereof) may be issued in compliance with such beneficial ownership limitations, and those underlying shares of the Company’s common stock will be treated as having been prepaid, including the cash payment in full of the exercise price.

On April 26, 2026, we entered into a Warrant Inducement Agreement with the holders of existing Series A-1 and Series A-2 warrants to purchase up to 5,715,085 shares of our Common Stock (the “Existing Warrants”) at an original exercise price of $0.70 per share as set forth in the Company’s S-1 registration statement (Registration No. 333-292932) declared effective on February 6, 2026. We have offered as an inducement to these warrant holders for exercising the Existing Warrants in cash new unregistered Series A-5 warrants to purchase up to 4,742,860 shares of our Common Stock and new unregistered Series A-6 warrants to purchase up to 6,687,310 shares of our Common Stock. The new warrants have an exercise price of $0.975 per share and will be exercisable beginning on June 26, 2026, the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the new warrants. (the “Initial Exercise Date”). The Series A-5 new warrants will expire five years after the later of (i) the Initial Exercise Date and (ii) the effective date of the resale registration statement (the “Effective Date”), and the Series A-6 new warrants will expire 24 months after the later of (x) the Initial Exercise Date and (y) the Effective Date. The number of Series A-5 warrants and Series A-6 warrants to be exercised for cash are subject to beneficial ownership limitations of either 4.99% or 9.99% at the election of the Series A-5 and Series A-6 warrant holders. To the extent that the beneficial ownership limitations apply, the balance of any issuance of free trading shares of the Company’s common stock will be held in abeyance until notice from the warrant holder that the balance (or portion thereof) may be issued in compliance with such beneficial ownership limitations, and those underlying shares of the Company’s common stock will be treated as having been prepaid, including the cash payment in full of the exercise price.

Wainwright served as the exclusive placement agent for this transaction. Under the terms of its August 21, 2025 engagement agreement with us, as amended on February 13, 2026, Wainwright has received a cash fee of 7.0% of the funds raised through the warrant inducement agreement and placement agent warrants were issued to Wainwright (or its designees) to purchase up to 400,056 shares of the Company’s common stock (equal to 7.0% of our shares of Common Stock issued upon exercise of the Existing Warrants) exercisable on or after the Initial Exercise Date for five years after the later of (i) the Initial Exercise Date and (ii) the Effective Date, at an exercise price of $0.875 per share, and reimbursement of Wainwright’s accountable expenses of up to $75,000 and clearing expenses of $15,950.

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Under the terms of the April 26, 2026, Warrant Inducement Agreement, we received aggregate gross proceeds of $4,000,559.50 and were required to file a registration statement within 30 days from the date of this agreement on Form S-1 to register the sale of the 11,430,170 shares of our Common Stock underlying the Series A-5 and Series A-6 warrants and either 60 days or 90 days for the S-1 registration statement to be declared effective depending on whether it is reviewed or not by the SEC. A failure to meet this deadline allows the warrant holders to exercise their warrants on a cashless basis in accordance with the formula set forth in the April Warrant Inducement Agreement. In addition, we are prohibited (i) for 30 days from the closing of the April Warrant Inducement Agreement from issuing, entering into any agreement to issue or announce the issuance or proposed issuance of any shares of its Common Stock or Common Stock equivalents or filing any registration statement or any amendment or supplement to any existing registration statement, with certain exceptions, and (ii) for 12 months from the closing of the April Warrant Inducement Agreement from entering into any variable rate transaction, subject to an exception.

On July 16, 2026, we entered into warrant inducement agreements (the “July Warrant Inducement Agreement”) with five holders of existing Series A-5 and Series A-6 warrants to purchase up to 2,528,572 shares of our common stock at an original exercise price of $0.975 per share as set forth in our S-1 registration statement (Registration No. 333-297400) declared effective on July 16, 2026. We offered as an inducement to these warrant holders for exercising their Series A-5 and A-6 warrants in cash new unregistered Series A-7 warrants to purchase up to 800,000 shares of our common stock and new unregistered Series A-8 warrants to purchase up to 4,257,144 shares of Common Stock. The new warrants will have an exercise price of $0.975 per share and will be exercisable upon issuance. The Series A-7 new warrants will expire five years after the effective date of the resale registration statement and the Series A-8 new warrants will expire 24 months after the effective date of the resale registration statement.

We face a cash penalty as provided in the warrant inducement agreement for a failure to meet the required dates for filing the S-1 registration statement and it being declared effective by the SEC as discussed below. The number of Series A-5 warrants and Series A-6 warrants to be exercised for cash are subject to beneficial ownership limitations of either 4.99% or 9.99% at the election of the Series A-5 and Series A-6 warrant holders. To the extent that the beneficial ownership limitations apply, the balance of any issuance of free trading shares of our Common Stock will be held in abeyance until notice from the warrant holder that the balance (or portion thereof) may be issued in compliance with such beneficial ownership limitations, and those underlying shares of the our common stock will be treated as having been prepaid, including the cash payment in full of the exercise price.

Wainwright served as exclusive placement agent for this transaction. Under the terms of its August 21, 2025 engagement agreement with the Company, as amended on February 13, 2026, Wainwright has received a cash fee of 7.0% of the funds raised through the warrant inducement agreement and a placement agent warrant to Wainwright (or its designees) to purchase up to 177,000 shares of our Common Stock (equal to 7.0% of the Company’s Common Stock issued upon exercise of the Existing Warrants) exercisable for five years after the effective date of this registration statement, at an exercise price of $1.2188 per share, and reimbursement of Wainwright’s accountable expenses of up to $75,000 and clearing expenses of $15,950.

Under the terms of the July Warrant Inducement Agreement, the Company has received aggregate gross proceeds of $2,465,357.70, and must file a registration statement within 30 days from the date of the July Warrant Inducement Agreement on Form S-1 to register the sale of the 5,057,144 shares of Common Stock underlying the Series A-7 and Series A-8 warrants and either 60 days or 90 days for the S-1 registration statement to be declared effective depending on whether it is reviewed or not by the SEC. In addition, the Company is prohibited (i) for 30 days from the closing of the warrant inducement agreement from issuing, entering into any agreement to issue or announce the issuance or proposed issuance of any shares of its common stock or common stock equivalents or filing any registration statement or any amendment or supplement to any existing registration statement, with certain exceptions, and (ii) for 12 months from the closing of the warrant inducement agreement from entering into any variable rate transaction, subject to an exception.

Growth Strategy

Our objective is to achieve a leadership position in our industry with a focus in growth technologies including laser welding, laser cutting, laser cleaning, semiconductor, 3-D printing, and anti-drone defense. The key elements of our growth strategy are:

Multi-Market and Multi-Product Approach. We intend to develop and manufacture laser systems for a variety of markets to reduce the financial impact that a downturn in any one market would have.

Accent on Developing Standard Systems for Specific Markets. We expect to increase sales through an industry-recognized expertise in clearly defined markets with substantial sales demand such as rust removal equipment for the shipbuilding industry, laser de-contamination equipment for the nuclear industry and laser blasting cabinets for the general manufacturing industry.

Broaden Customer Relationships. We expect to develop a global diversified customer base in a variety of industries. We seek to differentiate ourselves from our competitors through superior product pricing, performance and service. We believe that a global presence and investments in application engineering and support will create competitive advantages in serving multinational and local companies.

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New Product Development. We intend to target new applications early in the development cycle and drive adoption by leveraging our strong customer relationships, engineering expertise and competitive production costs.

We intend to continue to stay ahead of the technology curve by researching and developing cutting edge products and technologies for both large and small businesses. In addition to our attention to Fortune 1000 companies, we also view the small companies as an attractive market opportunity since they were previously unable to take advantage of laser processing equipment due to high prices, significant operating costs and the technical complexities of the laser equipment. As a result, we are developing a group of standardized laser cleaning equipment that we have named the CleanTech™ laser blaster family of equipment that we believe represents a new generation of high power laser cleaning and rust removal systems that will be affordable to more than a million small and mid-size companies.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	Reduced disclosure about our executive compensation arrangements;

●	No non-binding stockholder advisory votes on executive compensation or golden parachute arrangements;

●	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

●	Reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We may take advantage of these exemptions for up to five years following our initial public offering on September 29, 2022, or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time as we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

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ABOUT THIS OFFERING

Common Stock Currently Outstanding: (1)	47,584,492 shares of Common Stock

Securities Offered by the Selling Stockholders:	5,234,144 shares of Common Stock that consists of (i) up to an aggregate of 800,000 shares of Common Stock that are issuable upon exercise of the Series A-7 Warrants, (ii) up to an aggregate of 4,257,144 shares of Common Stock that are issuable upon exercise of the Series A-8 Warrants and (iii) up to 234,058 shares of Common Stock that are issuable upon the exercise of the Placement Agent Warrants.

Common stock to be Outstanding Assuming Exercise of the Warrants(3)	52,818,636 shares of Common Stock

Selling Stockholders	All of the shares of our Common Stock are being offered by the Selling Stockholders. See “Selling Stockholders” on page 10 of this prospectus for more information on the Selling Stockholders.

Plan of Distribution	The Selling Stockholders will determine when and how they will sell the Common Stock covered by this prospectus. See the “Plan of Distribution” section of this prospectus.

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 before deciding to invest in our securities.

Nasdaq trading symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “LASE”.

(1)	The number of shares of Common Stock that will be outstanding after this offering is based on 47,584,492 shares of Common Stock outstanding as of July 21, 2026, and excludes the remaining 118,032 unexercised shares of the underwriters’ warrants in connection with our initial public offering in September 2022 and placement agent warrants in connection with the recent note financing and warrant exchange transactions. See “The Company-Recent Developments” section of this prospectus.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific risk factors discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on April 20, 2026, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected below and in subsequent filings with the SEC, including any prospectus supplement hereto or any related free writing prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described below and in our other SEC filings or any additional risks and uncertainties actually occur, our business, financial conditions, results of operations, stock price and prospects could be materially and adversely affected. In that event, the price of our securities could decline, and you could lose part or all of your investment.

Risks Related to This Offering

Sales of substantial amounts of our Common Stock by a Selling Stockholder, or the perception that these sales could occur, could adversely affect the price of our Common Stock.

The sale by the Selling Stockholders of a significant number of shares of Common Stock could have a material adverse effect on the market price of our Common Stock. In addition, the perception in the public markets that the Selling Stockholder may sell all or a portion of its shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares of Common Stock for sale will have on the market price of our Common Stock.

We may become involved in litigation that could divert management’s attention and harm our business, and insurance coverage may not be sufficient to cover all costs and damages.

From time to time we may be subject to litigation claims through the ordinary course of our business operations or otherwise regarding, but not limited to, securities litigation involving claims under federal and state securities laws, including sales of unauthorized shares and breach of fiduciary duties, employment matters, security of employee personal data and contractual relations with vendors and customers. In the past, securities class action litigation has often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, the announcement of negative events, such as negative results from late filings of periodic reports and changes in independent auditors or periods of volatility in the market price of a company’s securities. These events may also result in or be concurrent with investigations by the SEC. We may be exposed to such litigation or investigation even if no wrongdoing occurred. Litigation and investigations are usually expensive and divert management’s attention and resources, which could adversely affect our business and cash resources and our ability to consummate a potential strategic transaction or the ultimate value our stockholders receive in any such transaction.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. However, we may receive cash proceeds equal to the total exercise price of the Common Warrants to the extent that they are exercised using cash. Any proceeds that we receive from the exercise of the Common Warrants will be used for working capital and general corporate purposes.

The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Common Warrants or Placement Agent Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants are exercisable on a cashless basis in certain circumstances. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We paid a one-time cash dividend for the year ended December 31, 2021, in the amount of $310,280. We currently intend to retain all available funds and any future earnings, if any, and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our Board of Directors may deem relevant.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those shares of Common Stock issuable upon exercise of the Common Warrants and the Placement Agent Warrants. For additional information regarding the issuances of those shares of Common Stock and the Warrants, see the “July Warrant Inducement Agreement” and “Recent Developments” above. We are registering the shares of Common Stock to permit the Selling Stockholders to offer the shares of Common Stock for resale from time to time. Except as disclosed in the prospectus with respect to H.C. Wainwright & Co., LLC, which acted as the placement agent in connection with the July Warrant Inducement Agreement and other offerings we consummated, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding each of the Selling Stockholders solely in connection with the July Warrant Inducement Agreement and the Placement Agent Warrants issued in the July Warrant Inducement Agreement and the Notes. The first column lists the maximum number of the shares of Common Stock being offered in this prospectus by the Selling Stockholders. The second and third columns list the amount of the shares of Common Stock owned after the offering, by number of the shares of Common Stock and percentage of outstanding the shares of Common Stock (assuming for the purpose of such percentage, 47,584,492 shares outstanding as of July 21, 2026) assuming in both cases the sale of all of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the Common Warrants issued under the July Warrant Inducement Agreement, a Selling Stockholder may not exercise the warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock not yet issuable upon exercise of the Common Warrants and the Placement Agent Warrants which have not been exercised. The number of Shares does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares of Common Stock or the Common Warrants or Placement Agent Warrants in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Shares Beneficially Owned After Offering
			Number		Percentage
Intracoastal Capital LLC(1)	1,428,572	(2)	1,073,904		2.25%
Iroquois Master Fund Ltd. (3)	1,000,000	(4)	1,369,168	(5)	2.87%
Iroquois Capital Investment Group LLC(6)	428,572	(7)	587,588	(8)	1.23%
Lind Global Fund III LP(9)	1,400,000	(10)	0		0
Armistice Capital Master Fund Ltd.(11)	800,000	(12)	0		0
Noam Rubinstein(13)	29,257	(14)	0[2]		*
Augustus Trading LLC(13)(53)	150,089	(16)	0		*
Charles Worthman(13)	2,341	(17)	0		*
Wilson Drive Holdings LLC(13)(18)	52,371	(19)	0		*

*	Denotes less than 1%.

(1)	The securities are directly held by Intracoastal Capital LLC (“Intracoastal”). Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

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(2)	Consists of 1,428,572 shares of Common Stock issuable upon exercise of the Series A-8 Warrants.

(3)	Richard Abbe, the President of Iroquois Master Fund, Ltd. (“IMF”), has voting and investment control of the shares held by IMF and may be deemed to be the beneficial owner of such shares. Mr. Abbe, however, disclaims any beneficial ownership of the shares held by IMF. The registered address of IMF is 18 Forum Lane, 2nd Floor, Camana Bay, Grand Cayman KY1-1003, Cayman Islands.

(4)	Consists of 1,000,000 shares of Common Stock issuable upon exercise of the Series A-8 warrants.

(5)	Consists of 57,062 shares of Common Stock and warrants to purchase an additional 1,312,106 shares of Common Stock.

(6)	Richard Abbe is the Managing Member of Iroquois Capital Investment Group, LLC, has voting and investment control of the shares held by Iroquois Capital Investment Group, LLC and may be deemed to be the beneficial owner of such shares. Mr. Abbe, however, disclaims any beneficial ownership of the shares held by Iroquois Capital Investment Group, LLC. The business address of Iroquois Capital Investment Group, LLC is 2 Over Hill Rd. Suite 400 Scarsdale, NY 10583,

(7)	Consists of 428,572 shares of Common Stock issuable upon exercise of the Series A-8 warrants.

(8)	Consists of 24,455 shares of Common Stock and warrants to purchase an additional 563,133 shares of Common Stock.

(9)	The Lind Partners serve as the Manager of the Lind Global Fund III LP. Jeffrey Easton is the investment manager and has voting and investment control of the shares held by the Lind Global Fund III LP and may be deemed to be the beneficial owners of such shares. Jeffrey Easton, however, disclaim any beneficial ownership of the shares held by the Lind Global Fund III LP. The business address of the Lind Global Fund III LP is 444 Madison Avenue, Floor 41, New York, NY 10022.

(10)	Consists of 1,400,000 shares of Common Stock issuable upon exercise of the Series A-8 warrants.

(11)	Steven J. Boyd, Founder & Managing Partner and Chief Investment Officer of Armistice Capital, LLC, has voting and investment control of the shares held by Armistice Capital Master Fund Ltd. Mr. Boyd, however, disclaims beneficial ownership by Armistice Capital, LLC of the shares held by Armistice Capital Master Fund Ltd. The registered address of Armistice Capital Master Fund Ltd. is 510 Madison Ave., 7th Floor, New York, NY 10022.

(12)	Consists of 800,000 shares of Common Stock issuable upon the exercise of the Series A-7 warrants.

(13)	Each of the Selling Stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered-broker dealer with a business address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. The Selling Stockholder has voting and dispositive power over the securities held, acquired the Placement Agent Warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(14)	Consists of 22,125 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the July Warrant Inducement Agreement and 7,132 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the Notes.

(15)	Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The business address of Augustus Trading LLC is 600 Lexington Avenue, 32nd Floor, New York, NY 10022.

(16)	Consists of 113,501 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the July Warrant Inducement Agreement and 36,588 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the Notes.

(17)	Consists of 1,770 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the July Warrant Inducement Agreement and 571 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the Notes.

(18)	Craig Schwabe is the managing member of Wilson Drive and has the power to vote and dispose of the securities held. Neither Wilson Drive nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years. The business address of Wilson is 600 Lexington Avenue, 32nd Floor, New York, NY 10022.

(19)	Consists of 39,604 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued under the July Warrant Inducement Agreement and 12,767 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the Notes.

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DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

General

The following description of our securities and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and our bylaws that will be in effect on the closing of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the Shares and preferred stock reflect changes to our capital structure that will be in effect on the closing of this offering.

Our authorized capital stock consists of 100,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share.

As of July 21, 2026, there were 47,584,492 shares of our Common Stock outstanding, held by 16 stockholders of record. There are no shares of our preferred stock issued or outstanding.

Our Board of Directors is authorized, without stockholder approval, to issue additional shares of our capital stock.

Common Stock

As of July 21, 2026, we had 47,584,492 shares of Common Stock outstanding and 100,000,000 shares of Common Stock authorized. Holders of shares of Common Stock have the right to cast one vote for each share of Common Stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our certificate of incorporation, or by our bylaws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our certificate of incorporation.

There are no restrictions in our certificate of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Holders of shares of our common stock are not entitled to preemptive or subscription or conversion rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Board of Directors also has the authority to designate the rights and preferences, including but not limited to the voting rights, redemption rights, conversion rights and right to payment of dividends, of our preferred stock. Under our certificate of incorporation, we have 10,000,000 authorized shares of “blank check” preferred.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action; Forum Selection

Our certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the authorized number of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of the meeting or brought before the meeting by or at the direction of our Board of Directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. Further, our bylaws require that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is to be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or our bylaws or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine. This forum selection provision in our bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. Under our amended and restated bylaws, we have a quorum for annual and special meetings of our shareholders of one-third of the shares entitled to vote at such meetings rather than a majority of such shares.

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Limitations of Liability and Indemnification

Delaware Law

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. Below is a summary of the circumstances in which such indemnification is provided.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interests; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he or she was a party, he or she is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interests and must not have been adjudged liable to us, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he or she is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, by-laws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him or her in such capacity arising out of his or her status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been our director or officer. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by us to a party if it is determined that the party acting in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

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We maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act;

Certificate of Incorporation

Our certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation authorizes us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their respective transferees, pledgees, assignees, donees and any other successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

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The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by CM Law LLP, Washington, D.C.

EXPERTS

The financial statements as of December 31, 2024, and for the year then ended incorporated by reference in this prospectus have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing, and the financial statements as of December 31, 2025, and for the year then ended included in this prospectus have been audited by Weinberg & Company, P.A. an independent registered public accounting firm, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements, and other information with the SEC. These reports, proxy statements and other information is available at www.sec.gov.

We also maintain a website at www.laserphotonics.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

	●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 20, 2026, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on June 24, 2025;

	●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on June 11, 2026, Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on December 23, 2025, Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 29, 2024 Form 10-Q/A (Amendment No. 1) filed September 12, 2024 and Form 10-Q/A (Amendment No. 2) filed September 24, 2024, Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 18, 2024, Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on July 3, 2025, and Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 15, 2025;

	●	our Current Reports on Forms 8-K filed with the SEC on February 7, 2024, April 11, 2024, April 22, 2024, May 13, 2024, June 11, 2024, June 27, 2024, August 21, 2024, August 23, 2024, August 26, 2024, August 27, 2024, August 29, 2024, September 4, 2024, September 4, 2024 (both filings), September 23, 2024, October 2, 2024. November 6, 2024, February 10, 2025, February 21, 2025, April 23, 2025, May 1, 2025, May 29, 2025, June 16, 2025, June 25, 2025, July 8, 2025, July 23, 2025, July 31, 2025, August 11, 2025, September 3, 2025, September 18, 2025, September 26, 2025, November 28, 2025, December 4, 2025, December 11, 2025, December 31, 2025, January 6, 2026, January 13, 2026, February 4, 2026, March 18, 2026, March 23, 2026, April 21, 2026, April 29, 2026, May 12, 2026, May 22, 2026, June 11, 2026, June 12, 2026, June 23, 2026, June 25, 2026, June 30, 2026, July 20, 2026 and July 24, 2026 (except for Item 7.01 of any Current Report on Form 8-K which are not deemed “filed” for purposes of Section 18 of the Exchange Act and are not incorporated by reference in this prospectus);
,,
	●	our S-1 registration statement filed July 10, 2026;

	●	our Schedule 14C filed September 27, 2024; and

	●	our Schedule 14A filed November 13, 2025 and June 3, 2026.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement and (ii) on or after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC).

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Laser Photonics Corporation

250 Technology Park

Lake Mary, FL 32746

(407) 804-1000

For other ways to obtain a copy of these filings, please refer to “Where You Can Find Additional Information” below.

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LASER PHOTONICS CORPORATION

PRELIMINARY PROSPECTUS

_________ 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise indicated, all references to “Laser Photonics,” the “Company,” “we,” “our,” “us,” or similar terms refer to Laser Photonics Corporation and its subsidiaries.

Item 13. Other Expenses of Issuance and Distribution. M2 make this change to the most recent version by adding $25.51 to the Total line

The following table sets forth an estimate of the fees and expenses relating to the distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$736.21
Printing Expenses	$–
Accounting fees and expenses	$3500
Legal fees and expenses	$262,575
Total	$266,811.21

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect during this offering permits indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect during this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

At present, there is no pending litigation or proceeding involving a director or officer of Laser Photonics regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might be incurred by any director or officer in his capacity as such.

The underwriters will be obligated, under certain circumstances, under the underwriting agreement filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

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Item 15. Recent Sales of Unregistered Securities.3

Set forth below is information regarding shares of Common Stock issued, and options granted, since January 1, 2023:

On July 16, 2026, we entered into warrant inducement agreements with the holders of existing Series A-5 and Series A-6 warrants to purchase up to 2,528,572 shares of the Company’s common stock at an original exercise price of $0.975 per share.

On or about June 4, 2026, L1 Capital Global sold 20,000 shares of common stock by exercising on a cashless basis Series A-4 warrants held by them and on or about June 8, 2026, sold 254,726 shares of common stock by exercising on a cashless basis Series A-4 warrants held by them and on or about June 4, 2026, Armistice Capital Master Fund Ltd. sold 1,117,666 shares of common stock by exercising on a cashless basis Series A-5 warrants held by them and on or about June 9, 2026, sold 1,075,055 shares of common stock by exercising on a cashless basis Series A-6 warrants held by them and on or about June 9, 2026, sold 1,273,960 shares of common stock by exercising on a cashless basis Series A-6 warrants held by them.

On April 26, 2026, we entered into a warrant inducement agreement with the holders of existing Series A-1 and Series A-2 warrants to purchase up to 5,715,085 shares of our Common Stock at an original exercise price of $0.70 per share.

On March 15, 2026, we entered into a warrant inducement agreement with the holders of existing Series A and Series B warrants to purchase up to 1,373,630 shares of our Common Stock at an original exercise price of $3.40 per share.

On September 22, 2025, we entered into a securities purchase agreement with certain accredited investors (the “Investors”), pursuant to which we agreed to issue and sell to the Investors in a private placement (i) 1,373,630 shares of Common Stock at a price of $3.64 per Share, (ii) Series A warrants to purchase up to 1,373,630 shares of Common Stock and (iii) Series B warrants to purchase up to 1,373,630 shares of Common Stock for total aggregate gross proceeds of approximately $4 million.

On September 2, 2025, we entered into an agreement to exchange certain outstanding warrants issued in an August 2024 PIPE financing for unrestricted shares of our Common Stock equal to 400% of the number of shares of our Common Stock issuable upon exercise of the warrants that for all warrant holders results in an aggregate of 3.2 million unrestricted shares of our Common Stock and also issued to Wainwright (or its designees), the placement agent facilitating this transaction warrants to purchase an aggregate of up to 56,000 shares of our restricted Common Stock that were exercisable for five years at $5.0250 per share, subject to customary adjustments.

On August 28, 2025, in connection with a convertible note financing with Hudson Global Ventures, LLC, we issued (i) 418,000 restricted shares of our Common Stock as commitment shares,(ii) a warrant for 157,258 shares of our Common Stock at a conversion price of $4.34 per share subject to customary adjustments for fundamental corporate actions such as mergers, reverse splits and stock dividends, and that is exercisable for five years and (iii) a secured convertible promissory note in the principal amount of $455,0000 that is convertible into shares of our Common Stock at a fixed price of $4.34 per share, subject to customary adjustments for fundamental corporate actions such as mergers, reverse splits and stock dividends,

On August 5, 2025, we issued 3,000,000 shares of our Common Stock to Fonon Quantum Technologies, Inc. (“FQTI”), an affiliate of ICT Investments, the company that together with its affiliates has significant voting power over matters submitted to a vote of our shareholders, to acquire the assets of Beamer Laser Marking Systems, the laser capital equipment manufacturing division of ARCH Cutting Tools, Inc, a Michigan corporation, under the terms of an Asset Purchase Agreement between us and FQTI.

On August 16, 2024, we entered into a private placement transaction pursuant to a Securities Purchase Agreement with certain institutional investors for aggregate gross proceeds of $3.0 million, before deducting fees to the placement agent and other expenses in connection with the private placement and under which we issued an aggregate of 1,500,000 units at a purchase price of $2.00 per unit, each unit consisting of (i) one share of Common Stock and (ii) one warrant to purchase shares of Common Stock at an exercise price of $4.34 per share that was exercisable on the earlier of six months after issuance or shareholder approval and that expire 5.5 years from issuance.

On February 2, 2024, 17,000 shares of our Common Stock were issued to Jade Barnwell, our former CFO, under the terms of her employment agreement.

During the year ended December 31, 2023, we paid $350,000 and issued 1,000,000 shares of Common Stock to Fonon Technologies, Inc. (“FTI”), a company controlled by ICT Investments, for a worldwide, exclusive license for all commercial and non-commercial applications of FTI’s know-how and trade secrets for High Power Turbo Piercing (“Cold Cutting”) laser cutting equipment and technology under the terms of a License Agreement dated October 18, 2023.

The offer, sale and issuance of the securities described in the paragraphs above, other than the sales by L1 Capital Global and Armistice Capital Master Fund Ltd., were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. Each of the recipients of the securities in this transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of these securities in this transaction was an accredited investor under Rule 501 of Regulation D.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

3 NTD: add disclosure regarding all the unregistered warrants that were issued in the past three years.

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Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 427(b) that is part of this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1†	Certificate of Incorporation (incorporated by reference to exhibit 3.1 of Registrant’s Form 10-12G/A filed April 30, 2020)
3.2†	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to exhibit 3.3 of Registrant’s Form 10-12G/A filed April 30, 2020)
3.3†	Bylaws (incorporated by reference to exhibit 3.1 of Registrant’s Form 8-K filed March 23, 2026)
4.1†	Form of Series A-3 Warrant (incorporated by reference to exhibit 4.1 of Registrant’s Form 8-K filed March 18, 2026).
4.2†	Form of Series A-4 Warrant (incorporated by reference to exhibit 4.2 of Registrant’s Form 8-K filed March 18, 2026).
4.7†	Form of Series A-5 Warrant (incorporated by reference to exhibit 4.1 of Registrant’s Form 8-K filed April 29, 2026).
4.8†	Form of Series A-6 Warrant (incorporated by reference to exhibit 4.2 of Registrant’s Form 8-K filed April 29, 2026).
4.9†	Form of Series A-7 and A-8 Warrants (incorporated by reference to exhibit 4.1 of Registrant’s Form 8-K filed July 20, 2026).
4.10†	Form of Placement Agent Warrant (incorporated by reference to exhibit 4.3 of Registrant’s Form S-1 filed April 24, 2026).
4.11†	Hudson Global Warrant (incorporated by reference to Exhibit 10.3 of Registrant’s Form 8-K filed September 3, 2025).
5.1*	Opinion of CM Law LLP
10.1+†	2019 Stock Incentive Plan (incorporated by reference to exhibit 10.1 of Registrant’s Form S-1 filed November 16, 2021).
10.2+†	Forms of Option Agreement, Stock Option Grant Notice, and Notice of Exercise under 2019 Stock Incentive Plan (incorporated by reference to exhibit 10.2 of Registrant’s Form S-1 filed November 16, 2021)
10.3†	Exclusive License Agreement, dated January 1, 2020, between Laser Photonics Corporation and ICT Investments, LLC (incorporated by reference to exhibit 10.3 of Registrant’s Form S-1 filed November 16, 2021)
10.4†	Transfer & Registrar Agreement, dated November 19, 2021, between Laser Photonics Corporation and Direct Transfer LLC (incorporated by reference to exhibit 10.4 of Registrant’s Form S-1/A filed February 7, 2022)
10.5†	Commercial Sublease Agreement, dated December 1, 2019, between ICT Investments, LLC and Laser Photonics Corporation (incorporated by reference to Exhibit 10.2 to the Form 10-12G/A filed by the Registrant on April 30, 2020)
10.6†	Assignment of Lease Agreement between Fonon Technologies, Inc. and Laser Photonics Corporation, DBA name of Fonon Laser Technologies, LLC, effective March 4, 2019 (incorporated by reference to exhibit 10.6 of Registrant’s Form S-1/A filed August 1, 2022)
10.7†	Amendment to Lease Agreement, dated September 28, 2021, between David & Harrell, LLC and Laser Photonics Corporation, DBA name of Fonon Laser Technologies, LLC (incorporated by reference to exhibit 10.7 of Registrant’s Form S-1/A filed August 1, 2022)
10.8†	Exclusive License Agreement, dated October 18, 2023, between Laser Photonics Corporation and Fonon Technologies, Inc. (incorporated by reference to exhibit 10.8 of Registrant’s Form S-1 filed December 31, 2024)
10.9+†	Offer Letter of Employment Carlos Sardinas dated April 8, 2024 (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed by on May 13, 2024)
10.10†	Warrant Purchase Agreement, dated August 16, 2024, between Laser Photonics Corporation and certain Purchasers who are signatories thereto (filed as an exhibit to the Registrant’s Current Report on Form 8-K on August 23, 2024).
10.11†	Registration Rights Agreement, dated August 16, 2024, between Laser Photonics Corporation and certain Purchasers who are signatories thereto (filed as an exhibit to the Registrant’s Current Report on Form 8-K dated August 23, 2024).
10.12†	Placement Agent Agreement (filed as an exhibit to the Registrant’s Current Report on Form 8-K on August 23, 2024).
10.13†	Form of Warrant Purchase Agreement (incorporated by reference to exhibit 10.1 of Registrant’s Form 8-K filed September 26, 2025).
10.14†	Form of Registration Rights Agreement (incorporated by reference to exhibit 10.2 of Registrant’s Form 8-K filed September 26, 2025).
10.15†	Warrant Purchase Agreement dated August 27, 2025 (incorporated by reference to exhibit 10.1 of Registrant’s Form 8-K filed September 3, 2025).
10.16†	Form of Warrant Inducement Agreement dated March 15, 2026, between Laser Photonics Corporation and the Series A warrant holders and Series B warrant holders (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed March 18, 2026).
10.17†	Form of Warrant Inducement Agreement dated April 26, 2026, between Laser Photonics Corporation and the Series A-5 warrant holders and Series A-6 warrant holders (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed April 29, 2026).
10.18†	Form of Warrant Inducement Agreement dated July 16, 2026, between Laser Photonics Corporation and the Series A-5 warrant holders and Series A-6 warrant holders (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 20, 2026).
16.1†	Letter submitted to the Securities and Exchange Commission dated June 11, 2024 (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed June 11, 2024)
23.1*	Consent of M&K CPAS, PLLC, independent registered public accounting firm
23.2*	Consent of Weinberg & Company, P.A. independent registered public accounting firm
23.3*	Consent of CM Law LLP (incorporated by reference to Exhibit 5.1)
24.1*	Power of Attorney (set forth on Signature Page)
107*	Filing Fee Table

#	To be filed by amendment
*	Provided herewith.
+	Indicates a management contract or compensatory plan.
†	Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Mary, Florida, on July 30, 2026.

LASER PHOTONICS CORPORATION

By:	/s/ Ann Tewari
Ann Tewari
Interim President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann Tewari as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ann Tewari	Interim President (Principal Executive Officer)	July 30, 2026
Ann Tewari

/s/ Ralph Venegas	Acting Chief Financial Officer	July 30, 2026
Ralph Venegas	(Principal Financial and Accounting Officer)

/s/ Tim Miller	Director	July 30, 2026
Tim Miller

/s/ Troy Parkos	Director	July 30, 2026
Troy Parkos

/s/ Carlos M. Gonzalez	Director	July 30, 2026
Carlos M. Gonzalez

/s/ Qing Lu	Director	July 30, 2026
Qing Lu

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